Exhibit 99.1

FOR IMMEDIATE RELEASE

Limbach Holdings Announces Approval for NASDAQ Up-listing

Shares to Trade Under Ticker “LMB” As of the Opening of Trading on Wednesday, November 16, 2016

PITTSBURGH, PA. – November 15, 2016 -- Limbach Holdings, Inc. (OTCQB: LMBH, LMBHW) (“Limbach” or the “Company”) today announced the receipt of approval for the Company shares to be listed on the NASDAQ Capital Market. Limbach shares will begin trading on NASDAQ under the symbol “LMB” as of the opening of trading on November 16, 2016.

Charlie Bacon, Limbach’s CEO, stated, “I am thrilled to be announcing our up-listing to NASDAQ. Our NASDAQ listing will allow us to reach a larger universe of investors who will be able to join us as we continue building a leading specialty contracting firm. We have accomplished a great deal since we went public in July and the best is yet to come.”

About Limbach

Limbach Holdings, Inc., with estimated revenues of approximately $400 million in 2016, is an integrated building systems provider – managing all components of mechanical, electrical, plumbing and control systems, from system design and construction through performance and maintenance. The Company engineers, constructs and services the mechanical, plumbing, air conditioning, heating, building automation, electrical and control systems in both new and existing buildings. Customers include building owners in the private, not-for-profit and public/government sectors. With headquarters in Pittsburgh, PA., Limbach operates from 10 strategically located business units throughout the United States including Western Pennsylvania (Pittsburgh), Eastern Pennsylvania (Warrington, PA), New Jersey (South Brunswick), New England (Wilmington, MA), Ohio (Columbus and Athens, OH), Michigan (Pontiac and Lansing, MI), Southern California (Garden Grove, CA), and Mid-Atlantic (Laurel, MD). Our design engineering and innovation center, Limbach Engineering & Design Services, is based in Orlando, Florida. Harper Building Systems, a Limbach Holdings, Inc. company, operates throughout Florida with offices in Tampa and Lake Mary, North of Orlando. Our approximately 1,500 employees strive to be the customer’s 1st Choice in terms of the services provided, vertical markets and geographies served. Our commitment to safety, advanced technology, human development and reliable execution has enabled Limbach to attract and retain the industry’s top leadership talent, skilled craftspeople and professional management staff.

Investor Relations:

The Equity Group Inc.

Jeremy Hellman, CFA

Senior Associate

(212) 836-9626 / jhellman@equityny.com